Exhibit 5.1

SQUIRE, SANDERS & DEMPSEY L.L.P.

30 Rockefeller Plaza New York, NY 10112 Office: +1.212.872.9800 Fax: +1.212.872.9815

September 29, 2010

DCP Midstream Partners, LP

DCP Midstream Operating, LP

370 17th Street, Suite 2775

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as special New York counsel to DCP Midstream Partners, LP, a Delaware limited partnership (the “Guarantor”) and DCP Midstream Operating, LP, a Delaware limited partnership (the “Issuer”), in connection with the proposed offering and sale by the Issuer of $250,000,000 aggregate principal amount of the Issuer’s 3.25% senior notes due 2015 (the “Notes”). The Notes are intended to be issued under an Indenture to be dated as of September 30, 2010 (the “Base Indenture”) between the Issuer and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture thereto to be dated as of September 30, 2010 (the “Supplemental Indenture”), among the Issuer, the Guarantor and the Trustee. The Base Indenture, as amended and supplemented by the Supplemental Indenture, is referenced herein as the “Indenture.” The Notes are intended to be guaranteed by the Guarantor pursuant to the guarantee to be included in the Indenture (the “Guarantee”), and are being sold by the Issuer to the several underwriters pursuant to an Underwriting Agreement dated as of September 23, 2010 (the “Underwriting Agreement”) among the Issuer, the Guarantor and Wells Fargo Securities, LLC and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters named therein, and certain affiliates of the Issuer and the Guarantor.

This opinion letter is furnished to you at your request solely to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with your registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission on May 26, 2010 (Registration No. 333-167108).

BEIJING • BRATISLAVA • BRUSSELS • BUDAPEST • CARACAS • CINCINNATI • CLEVELAND • COLUMBUS • FRANKFURT • HONG KONG • HOUSTON • KYIV

LONDON • LOS ANGELES • MIAMI • MOSCOW • NEW YORK • PALO ALTO • PHOENIX • PRAGUE • RIO DE JANEIRO • SAN FRANCISCO • SANTO DOMINGO

SÃO PAULO • SHANGHAI • TALLAHASSEE • TAMPA • TOKYO • TYSONS CORNER • WARSAW • WASHINGTON DC • WEST PALM BEACH

INDEPENDENT NETWORK FIRMS: BEIRUT • BOGOTÁ • BUCHAREST • BUENOS AIRES • LA PAZ • LIMA • PANAMÁ • RIYADH • SANTIAGO

DCP Midstream Partners, LP

DCP Midstream Operating, LP

September 29, 2010

As the basis for the opinion hereinafter expressed, we have examined such statutes, records and documents, certificates of company and public officials, and other instruments and documents, and such matters of law, as we deemed relevant or necessary for the purposes of the opinion set forth below. In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed the accuracy of all other information provided to us by the Issuer and the Guarantor during the course of our investigations, on which we have relied in issuing the opinion expressed below. We have relied upon a certificate and other assurances of officers of the general partner of the Issuer, the general partner of the general partner of the Guarantor and others as to factual matters without having independently verified such factual matters.

We express no opinion other than as to the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Underwriting Agreement, the Indenture and the Notes.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when (i) the Base Indenture (in the form examined by us) has been duly executed and delivered by the Issuer and the Trustee, (ii) the Supplemental Indenture (in the form examined by us) has been duly executed and delivered by the Issuer, the Guarantor and the Trustee in accordance with the terms of the Base Indenture and (iii) the global note (in the form examined by us) has been duly executed by the Issuer and the Guarantor and authenticated by the Trustee in accordance with the terms of the Indenture and has been delivered in accordance with the terms of the Underwriting Agreement and the Indenture, the Notes will constitute valid and legally binding obligations of the Issuer, and the Guarantee will constitute a valid and legally binding obligation of the Guarantor.

Our opinion above is subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) will have been duly authorized, executed and delivered by the parties thereto, (b) that the Documents will constitute legally valid and binding obligations of the parties thereto other than the Issuer and the Guarantor, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

DCP Midstream Partners, LP

DCP Midstream Operating, LP

September 29, 2010

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Issuer’s Prospectus Supplement, dated September 23, 2010, and to the filing of this opinion letter as an exhibit to the Guarantor’s Current Report on Form 8-K to be dated September 30, 2010. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully submitted,

/s/ Squire, Sanders & Dempsey L.L.P.